Exhibit 10.9


                              ROYALTY AGREEMENT


      This Royalty Agreement ("Agreement") is dated as of March 15, 1999 between PC DYNAMICS CORPORATION, a Texas corporation ("PC Dynamics"), and PC DYNAMICS OF TEXAS, INC., a Texas Corporation ("BUYER").

      WHEREAS,  PC  DYNAMICS  and  BUYER  have  entered  into  that   Certain
 Agreement dated the date hereof (the "Purchase Agreement") with respect to the sale and purchase of certain of PC Dynamics' assets; and

      WHEREAS, as partial consideration for the transactions contemplated by she Purchase Agreement. BUYER has agreed to pay PC DYNAMICS a royalty on the sale of Products (as defined herein).

      NOW, THEREFORE, far and in consideration of the obligations and payments recited herein, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

      1. Royalty Payments. BUYER hereby agrees to pay to PC Dynamics an amount equal to 8.5% of she Net Invoice Value (as defined below) of all Products (as hereinafter defined) sold by BUYER or any affiliate (as defined in Rule l2b-2 under the Securities Exchange Act of 1934) of BUYER from March 26, 1999 (products sold by PC Dynamics On or after March 16, 1999 through the Closing Date (as defined in the Purchase Agreement) shall be considered sales by Buyer) trough October 31, 2000, such payments to be made on or prior to the end of she first week of the third month following such month of sale; provided that BUYER shall not be required to pay PC Dynamics in excess of $500,000 in aggregate royalty payments pursuant in this Section 1. BUYER further agrees to pay interest on any overdue royalty payments pursuant to this Section 1 at a rate per annum equal to the greater of: (i) the Prime Rate (as defined below) from time to time in effect plus 5% and
 (ii) 15%. All royalty and interest payments pursuant to this Section 1 are payable in lawful money of the United States of America and in immediately available funds to PC Dynamics as 216 Evergreen Street, Bensenville. Illinois 60106. In the event BUYER fail to collect the Net Invoice Value of any Product within 120 days after the sale of such Product, then upon written notice from BUYER to PC DYNAMICS, PC DYNAMICS agrees to reimburse BUYER for 8.5% of such Net Invoice Value provided that PC DYNAMICS previously received royalty payments pursuant to this Section 1 based on such Net Invoice Value. Notwithstanding anything in this Section 1 to the contrary, in the event that BUYER purchases the Facility (as defined in the Agreement) in accordance with the provisions of the Lease (as defined in the Agreement), whether before or after [the end of The eighteenth month following the month of the Closing Date], then BUYER hereby agrees (in lieu of the foregoing) to pay to PC DYNAMICS an amount equal to the difference between (i) $500,000 and (ii) the aggregate royalty payments paid to PC
 DYNAMICS prior to the date of such purchase, such amount to be paid in monthly installments of $25,000 on the first day of each calendar month until paid in full, commencing with the first day of the first month following such purchase.